UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 27, 2006 (July 27, 2006)

ENTERPRISE BANCORP, INC.

(exact name of registrant as specified in charter)

Massachusetts	0-21021	04-3308902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merrimack Street Lowell, Massachusetts		01852
(address of principal executive offices)		(Zip Code)

(978) 459-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01.           Entry into a Material Definitive Agreement

The registrant’s principal subsidiary, Enterprise Bank and Trust Company (the “Bank”), has implemented a supplemental life insurance plan (the “Plan”) for a group of senior management that includes the Bank’s executive vice president and chief operating officer, John P. Clancy, Jr., its executive vice president and chief financial officer, James A. Marcotte, and its executive vice president and chief information officer, Stephen J. Irish (the “Executives”).  Each of the Executives was enrolled in the Plan as of July 27, 2006.  Under the terms of the Plan, and subject to various vesting and forfeiture provisions, if the employee dies while employed by the Bank or following his or her retirement, the employee’s designated beneficiary(ies) will be paid a lump sum benefit determined in accordance with the Plan.  The benefit also vests prior to the employee’s death or retirement upon the employee’s termination of service to the Bank due to permanent disability or upon a change in control of the Bank.  Subject to satisfying the Plan’s vesting and other requirements, the Executives would have the following life insurance benefits as currently provided under the Plan:  Mr. Clancy — $190,080; Mr. Marcotte — $170,500; and Mr. Irish — $154,077.

The Bank will fund its obligations under the Plan through the purchase of single-premium life insurance policies on the lives of the employees enrolled in the Plan.  Subject to vested benefits that may accrue under the Plan and applicable law, the Bank is free to modify or terminate the Plan or the benefits of any individual participant under the Plan at any time.

A copy of the Plan as it applies to the Executives will be included with the registrant’s quarterly report on Form 10-Q for the quarter ending on September 30, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: July 27, 2006	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer
and Chief Financial Officer